BofI Holding, Inc. Announces Issuance of Subordinated Notes Offering

SAN DIEGO, CA - (MARKETWIRED) – February 26, 2016 - BofI Holding, Inc. (NASDAQ: BOFI) (“BOFI” or the "Company"), parent company of BofI Federal Bank (the “Bank”), today announced that it has completed a public offering of $45 million in aggregate principal amount of the Company’s 6.25% subordinated notes due February 28, 2026 (the “Notes”). The Notes will bear interest at the rate of 6.25% per year, payable quarterly in arrears on May 31, August 31, November 30 and February 28 (February 29 in case of a leap year) of each year, beginning on May 31, 2016. The Company has granted the underwriters an option to purchase additional Notes in an aggregate principal amount of up to $6.75 million, at the public offering price, less the underwriting discounts and commissions, to cover over-allotments, if any. FBR Capital Markets & Co. and Keefe, Bruyette & Woods, Inc. are serving as joint book-running managers for the offering.

BofI Holding, Inc. received a BBB investment grade rating from Kroll Bond Rating Agency on the notes. The proceeds from the sales of the Notes will be used for general corporate purposes, possible future acquisitions and growth opportunities, possible common stock share repurchases, and to provide new capital to the Bank to support its future growth.

The Notes will be issued in denominations of $25 and integral multiples of $25 in excess thereof. The Company has applied to list the Notes on the NASDAQ Global Select Market under the symbol “BOFIL.” If the application is approved, trading in the Notes on NASDAQ is expected to begin within 30 days of the original issue date of the Notes. The prospectus supplement relating to the offering is available at http://bofiholding.com. Copies of the prospectus supplement may also be obtained from: FBR Capital Markets & Co., Attention Prospectus Department, 1300 North 17th Street, Suite 1400, Arlington, Virginia, 22209, or by phone by calling 1-800-846-5050 and Keefe, Bruyette & Woods, Inc., Attention Prospectus Department, 787 Seventh Avenue, 4th Floor, New York, New York 10019, or by phone by calling 1-800-966-1559.

This press release is for informational purposes only and shall not constitute an offer to sell or a solicitation of an offer to buy the Notes, nor shall there be any sale of the Notes in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. These Notes are not deposits or obligations of a bank or savings association and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any governmental agency.

About BofI Holding, Inc. and BofI Federal Bank
BofI Holding, Inc. (“BOFI”) is the holding company for BofI Federal Bank, a nationwide bank that provides financing for single and multifamily residential properties, small-to-medium size businesses in target sectors, and selected specialty finance receivables. With approximately $6.7 billion in assets, BofI Federal Bank provides consumer and business banking products through its low-cost distribution channels and affinity partners. BofI Holding, Inc.'s common stock is listed on the NASDAQ Global Select Market under the symbol "BOFI" and is a component of the Russell 2000® Index and the S&P SmallCap 600® Index. For more information on BofI Federal Bank, please visit bofifederalbank.com.

Forward-Looking Safe Harbor Statement
This press release contains forward-looking statements that involve risks and uncertainties, including without limitation statements relating to BofI's financial prospects and other projections of its performance and asset quality, BofI's ability to grow and increase its business, diversify its lending, the outcome and effects of pending class action and derivative litigation recently filed against the Company, and the anticipated timing and financial performance of new initiatives. These forward-looking statements are made on the basis of the views and assumptions of management regarding future events and performance as of the date of this press release. Actual results and the timing of events could differ materially from those expressed or implied in such forward-looking statements as a result of risks and uncertainties, including without limitation changes in interest rates, inflation, government regulation, general economic conditions, conditions in the real estate markets in which we operate and other factors beyond our control. These and other risks and uncertainties detailed in BofI's periodic reports filed with the Securities and Exchange Commission could cause actual results to differ materially from those expressed or implied in any forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. All forward-looking statements are qualified in their entirety by this cautionary statement, and BofI undertakes no obligation to revise or update any forward-looking statements to reflect events or circumstances after the date of this press release.

Investor Relations Contact:
Johnny Lai, CFA
VP, Corporate Development & Investor Relations
858-649-2218
jlai@bofifederalbank.com